Exhibit 10.9
Sonics Incentive Plan
August 6, 2007
Incentive Plan Description
The “Incentive Plan” is intended to create close alignment of Company, Board, and Management Team goals over the course of the fiscal year ended March 31, 2008. Through personal incentives for Management, it is believed that the Company may more precisely reach its goals quickly, directly benefiting all Shareholders of the Company by increasing Company value. Further, these incentives, as evaluated and awarded by the Board, ensure close communication with Management.
The incentives that this plan provides will be subject to the performance of the Company relative to goals as set and agreed to by Management and the Board of Directors. Evaluation of the Company’s performance relative to these metrics will be reviewed by the Compensation Committee of the Board of Directors with Management consultation. All incentives awarded under this plan shall be at the sole discretion of the Board of Directors based upon its judgement as to the attainment of goals and performance of Management.
The incentive plan is cash bonus-based.
Incentive Plan Implementation & Measurement
This Incentive Plan is based upon a 12-month period, effective April 1, 2007.
–	Beginning upon implementation of this plan, Management will propose a set of goals for the Company. Goals may also be set for each member of Management. The Compensation Committee will work with Management to arrive at these goals, which will then be presented to the Board for approval.

–	At the end of the 12-month period, Management will report progress relative to the goals to the Compensation Committee. The Compensation Committee will review progress and recommend awards to the Board based upon the Compensation Committees assessment of the attainment of the goals. Goals can be partially attained unless stated otherwise.

–	At the Board’s sole discretion, with consultation with Management, a judgment will be made as to the attainment of the goals. The Board can award none, all, or a partial amount of the period’s incentive based upon performance of Management.

–	It is the intent of this plan that the members of Management are treated as a whole. The Board shall have the discretion to review individual performance in addition to the performance of the management team in whole.

–	The pursuit of the Incentive Plan is the responsibility of Management.
Incentive Cash Bonus
For the Fiscal Year ended March 31, 2008, the following Incentive Cash Bonus will apply:

Management:	FY2008 Base Salary	FY2008 Bonus
Pierce, Grant	$250,000	$65,000
Wingard, Drew	$210,000	$55,000
Kovacich, Marty	$205,000	$55,000
Brinks, Ray	$205,000	$55,000
Casini, Phil	$200,000	$30,000
Mac Hale, James	$180,000	$15,000
O’Brien, Dave	$185,000	$35,000
Attachements:
1)	Fiscal 2008 Incentive Plan Guideline.

Fiscal 2008 Incentive Plan Guideline

Primary Goals	Measure
Revenue	$21.36M for fiscal 2008
Profitability	25% pro forma net income for fiscal 2008 (pro forma net income = GAAP net income, adjusted for stock-based compensation)
Secondary Goals
Customer concentration	Decrease concentration of revenue from BRCM, TOSH and TXN from 83% in FY’07 to 60% in FY’08
New customers	10 names in FY’08
New marquee customers	4 names in FY’08
New product introduction	Introduce one vertically targeted product by March 31, 2008
New product development	[tbd goal involving SSX development]